UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/30/2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On September 23, 2009, WB QT, LLC, the holder of Registrant's Third Amended and Restated Promissory Note issued on August 3, 2009, converted $500,000 of principal plus approximately $13,000 of interest into shares of the Registrant's common stock at a conversion price of $0.71 per share. As a result of such conversion, Registrant issued to WB QT, LLC a total of 722,863 shares of common stock.

On September 25, 2009, Registrant issued 400,000 shares of its common stock as a result of a cashless exercise of common stock purchase warrants which were issued by the Company on October 27, 2006.   In connection with the cashless exercise, the holder of the warrants tendered 723,435 shares issuable under the warrants to pay the exercise price.

On September 30, 2009, Registrant issued 498,443 shares of its common stock as a result of a cashless exercise of common stock purchase warrants which were issued by the Company on October 27, 2006.   In connection with the cashless exercise, the holder of the warrants tendered 846,767 shares issuable under the warrants to pay the exercise price.

On October 1, 2009, Registrant issued 200,000 shares of its common stock as a result of a cashless exercise of a common stock purchase warrant issued by the Company on October 27, 2006.   In connection with the cashless exercise, the holder of the warrant tendered 345,901 shares issuable under the warrant to pay the exercise price.

The common shares issued by Registrant were issued to an accredited investor in a transaction exempt from Registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, was made without general solicitation or advertising, and there were no underwriting commissions or discounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: October 06, 2009	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer